Exhibit 99.1

BKV Corporation Reports Third Quarter 2025 Financial and Operational Results

DENVER, Colorado – November 10, 2025 – BKV Corporation (“BKV” or the “Company”) (NYSE: BKV), today reported financial and operational results for the third quarter of 2025, including guidance for the fourth quarter of 2025.

Third Quarter 2025 Highlights

•Net income attributable to BKV of $76.9 million or $0.90 per diluted share
•Adjusted Net Income of $42.5 million or $0.50 per diluted share
•Combined Adjusted EBITDAX attributable to BKV of $91.8 million (includes implied proportionate share of Power JV Adjusted EBITDA of $20.4 million)
•Net cash provided by operating activities of $74.5 million
•Net cash provided by operating activities before working capital of $69.1 million
•Accrued capital expenditures of $79.6 million
•Adjusted Free Cash Flow attributable to BKV of $(10.6) million
•Average net production of 828.5 MMcfe/d
•Total generation from the Power JV’s Temple plants of 2,246 GWh
•Barnett Zero quarterly sequestration of approximately 43,900 metric tons of CO2 equivalent
•Net leverage ratio of 1.32x
•Closed the previously announced acquisition of Bedrock Energy Partners’ Barnett Shale assets on September 29, 2025
•Executed a $500 million Senior Notes offering at 7.5% due in 2030

Strategic Power JV Acquisition Highlights

•On October 29, 2025, BKV agreed to acquire one-half of Banpu Power US Corporation’s (“BPPUS”) interest in BKV-BPP Power, LLC (“Power JV”), increasing BKV’s ownership to 75%. The transaction is expected to close in the first quarter of 2026.
•The acquisition strengthens BKV’s closed loop strategy and expands its control over a core growth platform.
•BKV sees strong opportunity in its power business, supported by ERCOT load growth, rising AI and data-center demand, and available capacity at the Temple I and II plants.
•Upon closing, BKV expects to consolidate Power JV results, improving transparency and highlighting cash flow contribution. Increased ownership and a simplified governance structure are expected to enhance control and support additional commercial growth.

Fourth Quarter 2025 Guidance Highlights

•Net production of 885-935 MMcfe/d, reflecting a ~10% increase from 3Q25 production at the mid-point
•Maintain FY25 Capex guidance of $290 - $350 million for Development, CCUS + other
•Power JV Adjusted EBITDA (100% share of Power JV) of $10 - $30 million

“We continue to make significant progress advancing our closed loop energy strategy,” said Chris Kalnin, Chief Executive Officer of BKV. “During the quarter, we strengthened our position as a differentiated, lower-carbon energy producer with two major milestones—entry into a purchase agreement to expand our ownership in the Power JV through the acquisition of an additional 25% interest from BPPUS and closing the acquisition of Bedrock Energy Partners’ assets in the Barnett. The Power JV transaction will allow BKV to consolidate the joint venture, increase our share of net power generation capacity of our modern combined-cycle gas turbines to over 1 GW, enhance our strategic flexibility, and accelerate the potential for growth in our power business. The IPP market is fundamental to our long-term strategy, and our vision is for a single, clean platform to operate, build, and acquire power assets, with BKV-BPP Power serving as a consolidated vehicle for these future developments.

“As we integrate the Bedrock assets, we are rapidly applying the BKV playbook to enhance efficiencies and drive results, while continuing to advance our power platform with discipline and focus. Our team remains committed to securing long-term PPAs and delivering sustainable value through operational excellence. BKV sits at the intersection of multiple energy megatrends, and we have the right assets, people, and strategy in place to capture the opportunities ahead and drive long-term value for our shareholders.”

Financial Results
Third Quarter 2025

For the three months ended September 30, 2025, total revenues and other operating income for BKV were $277.9 million (including realized hedging gains of $19.7 million) and earnings from the Power JV were $21.1 million. Net income attributable to BKV for the period was $76.9 million, or $0.90 per diluted share (including unrealized hedging gains of $55.2 million). For the three months ended September 30, 2025, Adjusted Net Income was $42.5 million, Adjusted EBITDAX was $72.4 million, Combined Adjusted EBITDAX attributable to BKV was $91.8 million, and Adjusted Free Cash Flow attributable to BKV was negative $10.6 million.

Average realized natural gas price for the third quarter of 2025 was $2.50/MMBtu, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized natural gas price was $2.81/MMBtu. Average realized NGL price for the third quarter of 2025 was $15.17/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $15.64/Bbl. On a natural gas equivalent basis, average realized price in the third quarter of 2025 was $2.52/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average natural gas equivalent realized price was $2.78/Mcfe.

Year-to-Date 2025

For the nine months ended September 30, 2025, total revenues and other operating income for BKV were $678.7 million (including realized hedging gains of $10.8 million), and earnings from the Power JV were $20.6 million. Net income attributable to BKV for the period was $102.8 million, or $1.20 per diluted share (including unrealized hedging gains of $24.1 million). For the nine months ended September 30, 2025, Adjusted Net Income was $102.9 million, Adjusted EBITDAX was $234.1 million, Combined Adjusted EBITDAX attributable to BKV was $280.7 million, and Adjusted Free Cash Flow attributable to BKV was negative $2.4 million.

Average realized natural gas price for the nine months ended September 30, 2025, was $2.75/MMBtu, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized natural gas price was $2.83/MMBtu. Average realized NGL price for the nine months ended September 30, 2025, was $16.82/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $16.29/Bbl. On a natural gas equivalent basis, average realized price for the nine months ended September 30, 2025, was $2.78/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average natural gas equivalent realized price was $2.83/Mcfe.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Millions, except EPS and Adjusted Free Cash Flow Margin)(1)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$76.9	$12.9	$102.8	$(85.4)
Adjusted Net Income (Loss), non-GAAP	$42.5	$20.3	$102.9	$(19.0)
Adjusted EBITDAX, non-GAAP	$72.4	$51.0	$234.1	$159.8
Combined Adjusted EBITDAX attributable to BKV, non-GAAP	$91.8	$61.1	$280.7	$193.3
Net income (loss) per common share attributable to BKV, diluted	$0.90	$0.18	$1.20	$(1.28)
Adjusted EPS, non-GAAP	$0.50	$0.29	$1.21	$(0.28)
Adjusted Free Cash Flow attributable to BKV, non-GAAP	$(10.6)	$19.6	$(2.4)	$86.2
Adjusted Free Cash Flow Margin attributable to BKV, non-GAAP	(5.3)%	14.2%	(0.4)%	19.7%
Net income (loss)	$77.7	$12.9	$103.8	$(85.4)
Net cash provided by operating activities	$74.5	$65.0	$173.3	$74.8
Adjusted Free Cash Flow, non-GAAP	$(16.2)	$19.6	$(12.1)	$86.2
Adjusted Free Cash Flow Margin, non-GAAP	(8.0)%	14.2%	(1.9)%	19.7%
Earnings from the Power JV	$21.1	$50.6	$20.6	$27.6
Capital expenditures (accrued)
Development (2)	$55.7	$13.8	$166.2	$38.6
CCUS and other	$23.9	$10.6	$50.2	$18.7
Total capital expenditures (accrued)	$79.6	$24.4	$216.4	$57.3
____________________________________________________
(1) Adjusted Net Income (Loss), Adjusted EBITDAX, Combined Adjusted EBITDAX attributable to BKV, Adjusted EPS, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV are each non-GAAP financial measures. For a definition of each of these non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.
(2) Excludes asset retirement obligation expenditures of $0.2 million and $0.8 million for the three and nine months ended September 30, 2025, respectively, and $1.0 million for the three and nine months ended September 30, 2024.

BKV-BPP Power’s Income Statement (1)	Three Months Ended September 30,		Nine Months Ended September 30,
($ Millions)	2025	2024	2025	2024
Total revenues, net	$178.9	$221.1	$413.3	$392.9
Depreciation and amortization	9.6	9.4	28.7	28.4
Operating expenses	112.5	93.0	301.2	256.6
Income from operations	56.8	118.7	83.4	107.9
Interest expense	(16.0)	(18.5)	(48.0)	(55.4)
Other income	1.3	0.9	5.7	2.7
Net income	$42.1	$101.1	$41.1	$55.2
Power JV Adjusted EBITDA	$40.9	$20.2	$95.9	$67.0
_____________________________________________________
(1) This table reflects the financial information of the Power JV. Amounts are obtained from and based on the Power JV’s unaudited financial statements for the three and nine months ended September 30, 2025 and 2024, as applicable. As of September 30, 2025, BKV owns a 50% interest in the Power JV.

“This was a pivotal quarter for BKV as we executed multiple strategic and financial milestones,” said David Tameron, Chief Financial Officer. “We successfully completed our inaugural bond offering with a $500 million note, which was met with strong investor demand and priced at a competitive rate — underscoring the debt market’s confidence in our strategy, disciplined execution, and differentiated business model. The proceeds were used to repay borrowings under our RBL, fund a portion of the purchase price for the Bedrock acquisition, which closed during the quarter, and to support the integration of the Bedrock assets.

“In addition, we announced the pending acquisition of additional interest in the Power JV, which is expected to further strengthen our alignment with key partners and advance our closed loop strategy. While leverage increased modestly following the closing of the Bedrock acquisition, we remain comfortably within our target range of 1.0x-1.5x and expect to deleverage through cash flow generation from our expanded, high-quality asset base. With a strong balance sheet, substantial liquidity, and a fully undrawn RBL at the close of the third quarter of 2025, BKV is well positioned to continue executing on its strategic growth objective and driving long-term shareholder value.”

Operational Results - Third Quarter 2025 and Year-to-Date 2025
Power JV
For the third quarter 2025, the Temple I and II power plants reported a capacity factor of 71.1% and 67.5%, respectively, with total power generation of 2,246 GWh. Average power pricing was $46.29/MWh and the average natural gas cost was $2.87/MMBtu, resulting in an average spark spread of $25.82/MWh.

In the third quarter of 2025, spark spreads improved only modestly compared to the second quarter of 2025, as ERCOT cooling degree days lagged the trailing 5 year average by roughly 15%. Despite this, the Temple plants operated at a higher capacity factor quarter-over-quarter, with limited unplanned downtime as they continued to serve strong regional load. Equivalent availability factor for Temple I and Temple II was 99.7% and 96.4%, respectively, for the third quarter, with Temple II experiencing only 3.5 days of unplanned downtime. Despite operational excellence, third quarter results were below guidance due to lower than anticipated spark spreads on cooler weather than forecast.

BKV’s implied proportionate share of Power JV net earnings for the three months ended September 30, 2025, was $21.1 million, compared to earnings of $50.6 million for the three months ended September 30, 2024, and $20.6 million for the nine months ended September 30, 2025, compared to earnings of $27.6 million for the nine months ended September 30, 2024.

BKV’s implied proportionate share of Power JV Adjusted EBITDA was $20.4 million for the three months ended September 30, 2025, compared to $10.1 million for the three months ended September 30, 2024, and $48.0 million for the nine months ended September 30, 2025, compared to $33.5 million for the nine months ended September 30, 2024.

BKV’s pending acquisition of an additional 25% interest in the Power JV, which is expected to close in the first quarter of
2026, subject to certain closing conditions, will take the Company’s interest in the JV to 75% and represents another step forward in executing BKV’s strategy to expand and integrate its power platform. BKV remains focused on securing a long-term PPA to enhance revenue visibility and optimize generation at its Temple plants. With power demand in the U.S. and ERCOT markets accelerating due to rapid data center growth and increasing electrification, BKV is well positioned to capitalize on these trends.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Temple I capacity factor	71.1%	73.2%	60.2%	62.8%
Temple II capacity factor	67.5%	72.3%	58.8%	63.2%
Total power generation (GWh)	2,246	2,369	5,746	6,133
Average power price ($/MWh)	$46.29	$35.30	$48.58	$43.10
Average natural gas cost	$2.87	$2.07	$3.23	$2.51
Average spark spread	$25.82	$20.82	$25.63	$25.53
Carbon Capture Utilization and Sequestration (“CCUS”)
The Barnett Zero Project sequestered approximately 43,900 and 113,200 metric tons of CO2 equivalent during the three and nine months ended September 30, 2025, respectively. Since start-up in November 2023, the project has sequestered approximately 286,500 metric tons of CO2 equivalent through September 30, 2025.

BKV continues to advance its seven Class VI well permit applications (six in Louisiana, one in Texas), where all applications under review have been deemed administratively complete and are progressing through the review process. The Company believes its proposed High West project aligns with Louisiana’s carbon management goals and would deliver meaningful economic and environmental benefits. Regarding recent developments in Louisiana, the governor signed a temporary moratorium on the consideration of new CCUS project permits. BKV views this action as a constructive step toward improving clarity and focus in the permitting process. Importantly, the state has prioritized review of existing applications, which benefits credible developers like BKV that have already submitted technically robust and administratively complete permit applications, and BKV remains confident in the ultimate approval of its permit applications.

The development of the East Texas project, as announced last quarter, remains on track with a target FID date in 1H26. BKV forecasts approximately 70,000 metric tons per year of CO2 equivalent could be captured from the project. If approved at FID, and assuming the Company is able to execute definitive agreements on the terms and timeline it believes are obtainable, BKV expects this project, which is the second project it is developing with a leading diversified midstream company, to be the fourth of its current modular line of identified potential natural gas processing projects, following the previously announced natural gas processing project in the Eagle Ford.

Development of the Eagle Ford and Cotton Cove projects also remains on schedule, with first injection targeted for 1Q26 and 1H26 respectively, subject to receipt of all required permits. These projects are expected to achieve a sequestration rate of approximately 90,000 and 32,000 metric tons per year of CO2 equivalent, respectively. The Cotton Cove injection well was successfully drilled in September 2025, and both projects have received EPA approval of their monitoring, reporting, and verification (MRV) plans.

BKV is also in the process of commencing Front-End Loading (FEL-2) studies for post-combustion carbon capture on large existing and new power plants. Following completion of these studies, which is targeted for 1Q26, BKV will evaluate how these initiatives may advance the Company’s broader strategy to supply low-carbon energy across the portfolio.

BKV believes that the Barnett Zero Project, together with the Cotton Cove Project and South Texas Project that the Company has identified, have a combined annual forecasted sequestration volume of approximately 375,000 metric tons of CO2 equivalent by the end of 2026. This total excludes proposed projects with Comstock Resources, for which forecasted volumes have yet to be announced. BKV remains on track to reach an annual injection rate of 1 million metric tons of CO2 equivalent by the end of 2027, reinforcing its position as a leading independent operator in the CCUS sector.

Upstream & Midstream

Total hydrocarbon production for the three months ended September 30, 2025 was 828.5 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This compares to total production for the three months ended September 30, 2024 of 762.6 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. Total hydrocarbon production for the nine months ended September 30, 2025 was 800.4 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This compares to total production for the nine months ended September 30, 2024, of 792.5 MMcfe/d, which consisted of 80% natural gas and 20% NGLs. Third quarter production exceeded the mid-point of the previously guided range of 805-835 MMcfe/d due to several factors, including better than forecasted well performance on new development, effective base decline management, and accelerated pace of new development.

The increase in production volumes for the third quarter 2025 compared to the same period in 2024 is due to increased development pace and scale on a year-on-year basis.

On September 29, 2025, BKV closed the previously announced acquisition of Bedrock Energy Partners’ Barnett Shale assets. BKV acquired approximately 99,000 net acres, ~108 MMcfe/d of production as of second quarter 2025 (approximately 63% natural gas), 1,121 producing locations, approximately 800 Bcfe of 1P reserves (>70% PDP) using NYMEX strip pricing, and ~50 new drill locations at an equivalent 10,000 foot lateral length with accretive natural gas price break-evens compared to the Company’s existing inventory, in addition to ~80 refrac locations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Production
Net production per day (MMcfe/d)	828.5	762.6	800.4	792.5
Natural gas (MMcf)	60,325	55,456	172,776	172,213
NGL (MBbls)	2,621	2,428	7,498	7,415
Oil (MBbls)	29	23	126	75
Total (MMcfe)	76,225	70,162	218,520	217,153
Natural Gas ($/Mcf)
Average NYMEX Henry Hub price	$3.07	$2.16	$3.39	$2.10
Differential	$(0.57)	$(0.58)	$(0.64)	$(0.55)
Average realized prices, excluding derivatives	$2.50	$1.58	$2.75	$1.55
Average realized prices, including derivatives (1)	$2.81	$2.21	$2.83	$2.06
NGLs ($/Bbl)
Average realized prices, excluding derivatives	$15.17	$15.44	$16.82	$16.47
Average realized prices, including derivatives (1)	$15.64	$17.03	$16.29	$17.16
Oil ($/Bbl)
Average realized prices	$59.62	$68.91	$61.32	$70.92
Average Operating Cash Costs per Mcfe
Lease operating and workover	$0.49	$0.48	$0.49	$0.47
Taxes other than income	$0.15	$0.15	$0.16	$0.15
Gathering and transportation costs	$0.81	$0.78	$0.83	$0.77
Total	$1.45	$1.41	$1.48	$1.39
(1) The impact of derivative prices excludes $13.3 million of gains on derivative contract terminations for the nine months ended September 30, 2024.

Capital Expenditures

Accrued capital expenditures in the third quarter of 2025 were $79.6 million, which included $55.7 million for development capital and $23.9 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $24.4 million, which included $13.8 million for development capital and $10.6 million for CCUS and other expenditures.

Year-to-date accrued capital expenditures for 2025 were $216.4 million, which included $166.2 million for development capital and $50.2 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $57.3 million, which included $38.6 million for development capital and $18.7 million for CCUS and other expenditures.
Liquidity

As of September 30, 2025, BKV had cash and cash equivalents of $83.1 million.

Total debt as of September 30, 2025 was $500 million, which was made up of the 2030 Senior Notes. Net debt as of September 30, 2025 was $416.8 million, and net leverage ratio was 1.32x. BKV’s long-term net leverage target is to manage between 1.0x to 1.5x.

As of September 30, 2025, total liquidity for BKV was $868.1 million, which consists of $83.1 million in cash and cash equivalents and $785.0 million available under the Company’s RBL. RBL availability as of September 30, 2025, is based on the elected commitment amount of $800.0 million, less $15.0 million of letters of credit. On September 22, 2025, BKV Upstream Midstream amended the RBL to increase the borrowing base by $150.0 million and the elected commitment amount by $135.0 million. As of November 10, 2025, BKV had a zero balance on its revolving borrowings and $15.0 million of letters of credit were outstanding under the RBL, leaving $785.0 million of available capacity thereunder for future borrowings and letters of credit.

2025 Guidance

Accrued Capital Expenditures and Net Production ($ Millions)	Q4 2025
Development	$65 - $85
CCUS and other	$25 - $45
Total capital expenditures	$90 - $130

Net production (MMcfe/d)	885 - 935

Per Unit Operating Costs ($/Mcfe)
Lease operating and workover	$0.50 - $0.54
Gathering and transportation	$0.81 - $0.85
General and administrative (excl. stock comp)	$0.35 - $0.39
General and administrative (stock comp)	$0.04 - $0.05

Natural Gas Price ($/Mcfe)
Average differential	$(0.55) - $(0.65)

Power ($ Millions)
Power JV Adjusted EBITDA	$10 - $30

Third Quarter 2025 Earnings Conference Call
The Company plans to host a conference call to discuss results today, November 10, 2025 at 10 AM ET. To access the conference call, participants may dial (877) 407-0779 (US) or (201) 389-0914 (international). Participants can also listen to a live webcast of the call by going to the Investors section on the BKV website at www.ir.bkv.com. A replay will be available shortly after the live conference call and can be accessed on the Company’s website or by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13756033. The replay will be available for 60 days after the call.

About BKV Corporation

Headquartered in Denver, Colorado, BKV Corporation is a forward-thinking, growth-driven energy company focused on creating value for its stockholders. BKV's core business is to produce natural gas from its owned and operated upstream assets. BKV’s overall business is organized into four business lines: natural gas production; natural gas gathering, processing and transportation; power generation; and carbon capture, utilization and sequestration. BKV (and its predecessor entity) was founded in 2015, and BKV and its employees are committed to building a different kind of energy company. BKV is one of the top 20 gas-weighted natural gas producers in the United States and the largest natural gas producer by gross operated volume in the Barnett Shale. BKV Corporation is the parent company for the BKV family of companies. For more information, visit the BKV website at www.bkv.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are not historical facts, include statements regarding BKV’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and often contain words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “seek,” “aspire,” “envision,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” “will,” and similar expressions. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. Such forward-looking statements include, but are not limited to, statements about the consummation and timing of the Power JV transaction, the anticipated benefits, opportunities and results with respect to the Power JV transaction and the Bedrock acquisition, including any expected value creation from the Power JV transaction or the Bedrock acquisition, and any reserves additions, midstream opportunities and other anticipated impacts from the Bedrock acquisition, anticipated efficiencies, power plant reliability and strategic growth and power purchase agreement opportunities relating to the Power JV and the Power JV Transaction, as well as guidance, projected or forecasted financial and operating results, future liquidity, leverage, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. All forward-looking statements, expressed or implied, in this press release are based only on information currently available to BKV and speak only as of the date on which they are made. BKV undertakes no obligation to release publicly any update to any of these forward-looking statements except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or present expectations, including but not limited to assumptions, risks and uncertainties regarding the ability of the parties to consummate the Power JV transaction in the anticipated timeframe or at all; risks related to the satisfaction or waiver of the conditions to closing the Power JV transaction in the anticipated timeframe or at all; disruption from the Company’s acquisitions, including the Bedrock acquisition, making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions, including the Power JV transaction and the Bedrock acquisition; the risk of litigation and/or regulatory actions related to the Company’s acquisitions, including the Power JV transaction and the Bedrock acquisition, as well as our ability to successfully fund, pursue and develop our CCUS business; fluctuation in spark spreads, expected increase in demand for power generation and our ability to serve that demand from our power business, our ability to develop, market and sell our carbon sequestered gas product; and management's outlook guidance or forecasts of future events, including projected capital expenditures, production volumes, operating costs, pricing differentials, and Power JV Adjusted EBITDA. For further discussions of risks and uncertainties applicable to forward-looking statements, you should refer to BKV’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of BKV’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Investor Contacts:
Michael Hall
BKV Corporation
Vice President, Investor Relations
InvestorRelations@bkvcorp.com

Caldwell Bailey
ICR, Inc.
BKVIR@ircinc.com

BKV Corporation
Condensed Consolidated Balance Sheets
($ thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$83,115	$14,868
Accounts receivable, net	87,187	54,435
Accounts receivable, related parties	11,380	11,414
Prepaid expenses	3,509	7,638
Inventory	6,422	6,255
Commodity derivative assets, current	9,523	—
Other current assets	408	—
Total current assets	201,544	94,610
Natural gas properties
Developed properties	2,883,969	2,315,167
Undeveloped properties	10,830	10,757
Midstream assets	276,849	276,644
Accumulated depreciation, depletion, and amortization	(812,963)	(714,287)
Total natural gas properties, net	2,358,685	1,888,281
Other property and equipment, net	124,089	97,300
Goodwill	18,417	18,417
Investment in the Power JV	135,726	115,173
Commodity derivative assets	15,470	—
Other noncurrent assets	38,288	17,307
Total assets	$2,892,219	$2,231,088

Liabilities, mezzanine equity, and equity
Current liabilities
Accounts payable and accrued liabilities	$215,501	$121,366
Contingent consideration payable	—	20,000
Income taxes payable to related party	2,333	1,438
Commodity derivative liabilities, current	8,832	20,277
Other current liabilities	9,454	3,124
Total current liabilities	236,120	166,205
Asset retirement obligations	227,678	198,795
Commodity derivative liabilities	22,735	47,357
Deferred tax liability, net	106,496	88,688
Long-term debt, net	486,559	165,000
Other noncurrent liabilities	6,618	5,469
Total liabilities	1,086,206	671,514
Commitments and contingencies
Mezzanine equity
Noncontrolling interest	6,012	—
Stockholders' equity
Common stock, $0.01 par value; 500,000 authorized shares; 89,972 and 84,600 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1,566	1,512
Treasury stock, shares at cost; 214 shares as of September 30, 2025 and December 31, 2024	(6,663)	(6,663)
Additional paid-in capital	1,579,307	1,447,671
Retained earnings	218,992	117,054
Total stockholders' equity	1,793,202	1,559,574
Noncontrolling interest	6,799	—
Total equity	1,800,001	1,559,574
Total liabilities, mezzanine equity, and equity	$2,892,219	$2,231,088

BKV Corporation
Condensed Consolidated Statements of Operations
($ thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues and other operating income
Natural gas, NGL, and oil sales	$192,435	$126,952	$608,290	$394,493
Midstream revenues	2,582	2,662	8,092	10,168
Derivative gains, net	74,890	35,308	34,907	24,143
Marketing revenues	1,650	1,738	9,507	8,705
Gain on sale of business	—	—	—	5,968
Section 45Q tax credits	3,740	4,281	9,621	10,254
Related party revenues	447	426	1,298	2,629
Other	2,114	1,720	7,007	4,839
Total revenues and other operating income	277,858	173,087	678,722	461,199
Operating expenses
Lease operating and workover	36,920	33,588	106,151	102,228
Taxes other than income	11,643	10,688	35,269	31,903
Gathering and transportation	61,822	54,705	180,641	167,810
Depreciation, depletion, amortization, and accretion	37,882	57,366	115,896	168,845
General and administrative	30,736	33,602	86,509	73,543
Other	16,559	4,126	37,265	15,402
Total operating expenses	195,562	194,075	561,731	559,731
Income (loss) from operations	82,296	(20,988)	116,991	(98,532)
Other income (expense)
Gains on contingent consideration liabilities	—	3,903	—	9,973
Earnings from the Power JV	21,050	50,562	20,553	27,602
Loss on early extinguishment of debt	—	—	—	(13,877)
Interest expense	(6,475)	(9,197)	(16,985)	(40,443)
Interest expense, related party	—	(1,329)	—	(5,181)
Interest income	274	202	585	3,606
Other income	568	1,019	1,344	1,369
Income (loss) before income taxes	97,713	24,172	122,488	(115,483)
Income tax benefit (expense)	(20,000)	(11,303)	(18,706)	30,070
Net income (loss)	77,713	12,869	103,782	(85,413)
Less: net income attributable to noncontrolling interest	863	—	1,026	—
Net income (loss) attributable to BKV	$76,850	$12,869	$102,756	$(85,413)

Net income (loss) per common share attributable to BKV:
Basic	$0.90	$0.19	$1.20	$(1.28)
Diluted	$0.90	$0.18	$1.20	$(1.28)

Weighted average number of common shares outstanding:
Basic	84,776	68,023	84,731	66,891
Diluted	84,980	70,637	84,853	66,891

BKV Corporation
Condensed Consolidated Statements of Cash Flows
($ thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$103,782	$(85,413)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	116,176	169,111
Equity-based compensation expense	9,080	12,819
Deferred income tax (benefit) expense	17,808	(31,272)
Unrealized (gains) losses on derivatives, net	(24,143)	82,142
Gains on contingent consideration liabilities	—	(9,973)
Settlement of contingent consideration	(20,000)	(20,000)
Proceeds from the sale of call options	—	23,502
Payments for the purchase of put options	(16,206)	—
Write-off of capitalized software costs	5,643	—
(Gains) losses on sales of assets	1,772	(816)
Gain on sale of business	—	(5,968)
Transaction costs from sale of business	(397)	(3,461)
Earnings from the Power JV	(20,553)	(27,602)
Loss on early extinguishment of debt	—	13,877
Other, net	3,947	2,016
Changes in operating assets and liabilities:
Accounts receivable, net	(18,233)	(3,412)
Accounts receivable, related party	34	(10,784)
Accounts payable and accrued liabilities	12,381	(30,841)
Other changes in operating assets and liabilities	2,227	851
Net cash provided by operating activities	173,318	74,776
Cash flows from investing activities:
Asset acquisition	(220,283)	—
Cash acquired in consolidation of BKV-BPP Cotton Cove	2,077	—
Capital expenditures	(208,969)	(52,774)
Deposit on fixed asset purchase	(15,000)	—
Proceeds from sale of business	—	131,708
Proceeds from sales of assets	6,875	1,718
Other investing activities, net	257	(23)
Net cash provided by (used in) investing activities	(435,043)	80,629
Cash flows from financing activities:
Net proceeds on long-term debt	490,000	—
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts and commissions	—	253,800
Payments on notes payable to related party	—	(75,000)
Proceeds under RBL Credit Agreement	577,000	520,000
Payments on RBL Credit Agreement	(742,000)	(330,000)
Payment on term loan agreement	—	(456,000)
Payment of debt issuance costs	(4,422)	(8,054)
Proceeds from draws on credit facilities	—	44,000
Payments on credit facilities	—	(171,000)
Payments of deferred offering costs	—	(1,369)
Debt extinguishment costs	—	(10,213)
Redemption of common stock issued upon vesting of equity-based compensation and other	—	(2,081)
Net share settlements, equity-based compensation	(1,644)	(53,239)
Cash contributions from noncontrolling interest	11,038	—

BKV Corporation
Condensed Consolidated Statements of Cash Flows
($ thousands)
(Unaudited)

Net cash provided by (used in) financing activities	329,972	(289,156)
Net increase (decrease) in cash, cash equivalents, and restricted cash	68,247	(133,751)
Cash, cash equivalents, and restricted cash, beginning of period	14,868	165,069
Cash and cash equivalents end of period	$83,115	$31,318

Volume of Derivative Activities

As of September 30, 2025, the Company’s derivative activities based on volume and contract prices, categorized by primary underlying risk and related commodity, by year, were as follows:

The following table represents natural gas commodity derivatives indexed to NYMEX Henry Hub pricing:

Instrument	MMBtu	Weighted Average Price (USD)	Weighted Average Price Floor	Weighted Average Price Ceiling	Fair Value as of September 30, 2025 ($ thousands)
2025
Swap	22,567,367	$3.58			$(233)
Collars	2,488,343		$3.71	$4.14	$571
2026
Swap	104,758,689	$3.85			$(3,892)
Collars	28,499,328		$3.56	$4.23	$2,034
Call options	36,500,000			$5.00	$(9,854)
Put options	29,200,000		$3.00		$5,240
2027
Swap	67,050,383	$4.04			$5,711
Collars	37,662,319		$3.57	$4.00	$(5,347)
Call options	36,500,000			$5.00	$(13,619)
Put options	36,500,000		$3.00		$9,332
2028
Swaps	26,375,323	$4.06			$6,894
The following table represents natural gas basis derivatives based on the applicable basis reference price listed below:

Instrument	Basis Reference Price	MMBtu	Weighted Average Basis Differential	Fair Value as of September 30, 2025 ($ thousands)
2025
Swap	Transco Leidy Basis	3,220,000	$(0.86)	$23
Swap	HSC Basis	7,360,000	$(0.45)	$(1,190)
Swap	Transco St 85 (Z4) Basis	5,980,000	$0.45	$(47)
Swap	NGPL TXOK Basis	5,709,048	$(0.37)	$(487)
2026
Swap	Transco Leidy Basis	14,600,000	$(0.03)	$(304)
Swap	HSC Basis	18,250,000	$(0.05)	$(332)
Swap	NGPL TXOK Basis	25,308,643	$(0.06)	$(1,615)
2027
Swap	NGPL TXOK Basis	16,965,270	$(0.09)	$(866)

The following table represents natural gas liquids commodity derivatives for contracts, by contract type, expiring through December 31, 2027, based on the applicable index listed below:

Instrument	Commodity Reference Price	Gallons	Weighted Average Price (USD)	Fair Value as of September 30, 2025 ($ thousands)
2025
Swap	OPIS Purity Ethane Mont Belvieu	39,621,038	$0.26	$(333)
Swap	OPIS IsoButane Mont Belvieu Non-TET	2,943,023	$0.85	$(249)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	4,218,379	$0.82	$(322)
Swap	OPIS Propane Mont Belvieu Non-TET	16,354,066	$0.73	$571
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	6,372,043	$1.39	$635
2026
Swap	OPIS Purity Ethane Mont Belvieu	142,691,481	$0.25	$(1,117)
Swap	OPIS IsoButane Mont Belvieu Non-TET	10,075,218	$0.83	$(299)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	16,928,342	$0.80	$(223)
Swap	OPIS Propane Mont Belvieu Non-TET	59,163,120	$0.69	$57
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	25,835,930	$1.37	$2,637
2027
Swap	OPIS Purity Ethane Mont Belvieu	79,965,970	$0.28	$405
Swap	OPIS IsoButane Mont Belvieu Non-TET	2,732,077	$0.76	$(94)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	4,873,274	$0.74	$(121)
Swap	OPIS Propane Mont Belvieu Non-TET	15,478,884	$0.64	$(287)
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	6,777,531	$1.26	$147

Supplemental Non-GAAP Financial Measures
This release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to BKV, diluted EPS, net income (loss), net cash provided by operating activities, or any other measure calculated in accordance with GAAP.
As a result of C Squared Solutions, Inc.’s noncontrolling equity interest in the CCUS JV that commenced on May 8, 2025, the Company has adjusted its non-GAAP measures of Combined Adjusted EBITDAX, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Margin. Beginning in the second quarter of 2025, such non-GAAP measures will be adjusted to exclude the proportionate share of Adjusted EBITDAX and Adjusted Free Cash Flow attributable to the noncontrolling interested held by C Squared Solutions, Inc., and will be referred to as Combined Adjusted EBITDAX attributable to BKV, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV. Such non-GAAP measures have been presented in this release for the comparative period have been calculated based on the updated definitions.

Adjusted Net Income (Loss) and Adjusted EPS
The Company defines Adjusted Net Income (Loss) as net income (loss) attributable to BKV before (i) non-cash derivative gains (losses), (ii) gains (losses) on contingent consideration liabilities, (iii) certain equity-based compensation expense, (iv) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods, (v) other nonrecurring transactions, and (vi) the tax impact on these adjustments using a 23% statutory rate. The Company defines Adjusted EPS as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding.

We believe Adjusted Net Income (Loss) and Adjusted EPS are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form, capital structure, or one-time events. We exclude the items listed above from net income (loss) in arriving at Adjusted Net Income (Loss) and Adjusted EPS because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Our presentation of Adjusted Net Income (Loss) and Adjusted EPS should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted Net Income (Loss) and Adjusted EPS or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted Net Income (Loss) to net income, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Thousands, except EPS)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$76,850	$12,869	$102,756	$(85,413)
Adjustment to net income (loss) attributable to BKV:
Net unrealized derivative (gains) losses	(55,193)	3,042	(24,143)	82,142
Change in contingent consideration	—	(3,903)	—	(9,973)
Acceleration of equity-based compensation due to IPO	—	10,508	—	10,508
Gain on sales of non-operated interest in proved reserves	—	—	—	(5,451)
Impairment of asset held for sale	—	—	2,446	—
Loss on early extinguishment of debt	—	—	—	13,877
Other nonrecurring transactions	10,541	—	21,826	—
Early settlement of derivative contracts (1)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (2)	—	—	—	8,350
Total adjustments before taxes	(44,652)	9,647	129	86,203
Tax effect of adjustments	10,270	(2,219)	(30)	(19,827)
Total adjustments after taxes	(34,382)	7,428	99	66,376

Adjusted Net Income (Loss)	$42,468	$20,297	$102,855	$(19,037)

Adjusted Net Income (Loss) per basic share	$0.50	$0.30	$1.21	$(0.28)
Adjusted Net Income (Loss) per diluted share	$0.50	$0.29	$1.21	$(0.28)

Basic weighted-average shares of common stock outstanding	84,776	68,023	84,731	66,891
Add dilutive effects of TRSUs (3)	204	373	122	—
Add dilutive effects of PRSUs (3)	—	2,241	—	—
Diluted weighted-average common shares outstanding	84,980	70,637	84,853	66,891
_________________________________________________
(1) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(2) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(3) Net losses are prohibited from including potential common shares in the computation of diluted per share amounts. Therefore, we have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Income (Loss) per common share.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV
The Company defines Adjusted EBITDAX as net income (loss) before (i) non-cash derivative gains (losses), (ii) depreciation, depletion, amortization, and accretion, (iii) exploration and impairment expense, (iv) gains (losses) on contingent consideration liabilities, (v) interest expense, (vi) interest expense, related party, (vii) income tax benefit (expense), (viii) equity-based compensation expense, (ix) earnings (losses) from the Power JV, (x) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods and (xi) other nonrecurring transactions. Combined Adjusted EBITDAX attributable to BKV is defined as Adjusted EBITDAX less Adjusted EBITDAX attributable to noncontrolling interest plus BKV’s 50% proportionate share of Power JV Adjusted EBITDA. Adjusted EBITDAX attributable to noncontrolling interest is defined as C Squared Solutions, Inc.’s 45% proportionate share of Adjusted EBITDAX attributable to the CCUS JV for the applicable period.

The Company excludes the items listed above from Net Income (Loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted EBITDAX or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV are supplemental non-GAAP financial measures that are used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our operating performance and results of operations from period to period and against our peers. We believe Adjusted EBITDAX, and Combined Adjusted EBITDAX attributable to BKV are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form or capital structure.

The table below presents a reconciliation of Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV to net income (loss), our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Thousands)	2025	2024	2025	2024
Net income (loss)	$77,713	$12,869	$103,782	$(85,413)
Add back (subtract):
Net unrealized derivative (gains) losses	(55,193)	3,042	(24,143)	82,142
Forward month gas settlement (1)	(6,981)	(398)	(10,200)	(315)
Depreciation, depletion, amortization, and accretion	37,975	57,461	116,176	169,111
Exploration and impairment expense	—	—	—	—
Change in contingent consideration	—	(3,903)	—	(9,973)
Interest expense	6,475	9,197	16,985	40,443
Interest expense, related party	—	1,329	—	5,181
Loss on early extinguishment of debt	—	—	—	13,877
Income tax expense (benefit)	20,000	11,303	18,706	(30,070)
Equity-based compensation expense	2,944	10,674	9,080	12,819
Gain on sales of non-operated interest in proved reserves	—	—	—	(5,451)
Impairment of asset held for sale	—	—	2,446	—
Earnings from the Power JV	(21,050)	(50,562)	(20,553)	(27,602)
Other nonrecurring transactions	10,541	—	21,826	—
Early settlement of derivative contracts (2)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (3)	—	—	—	8,350
Adjusted EBITDAX	$72,424	$51,012	$234,105	$159,849
Less: Adjusted EBITDAX attributable to noncontrolling interest (4)	(1,082)	—	(1,387)	—
Plus: 50% Power JV Adjusted EBITDA (4)	20,433	10,095	47,963	33,488
Combined Adjusted EBITDAX Attributable to BKV	$91,775	$61,107	$280,681	$193,337
________________________________________________

(1) Natural gas derivative contracts settle and are realized in the month prior to the production covered by the contract. This adjustment removes the timing difference between the settlement date and the underlying production month that is hedged.
(2) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(3) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(4) Non-GAAP financial measure, see below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure in accordance with GAAP.
Adjusted EBITDAX Attributable to Noncontrolling Interest
We consolidate our noncontrolling interest in the CCUS JV. The table below reconciles the Adjusted EBITDAX attributable to noncontrolling interest to the net income (loss) attributable to noncontrolling interest, the most comparable financial measure in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Thousands)	2025	2024	2025	2024
Net income attributable to noncontrolling interest	$863	$—	$1,026	$—
Add back (subtract):
Depreciation and amortization (1)	219	—	361	—
Adjusted EBITDAX attributable to noncontrolling interest	$1,082	$—	$1,387	$—
________________________________________________
(1) Depreciation and amortization represents C Squared Solutions, Inc.’s proportionate share of income of 45% in the CCUS JV for the three and nine months ended September 30, 2025.
Adjusted Free Cash Flow, Adjusted Free Cash Flow Attributable to BKV, Adjusted Free Cash Flow Margin, and Adjusted Free Cash Flow Margin Attributable to BKV
We define Adjusted Free Cash Flow as net cash provided by operating activities, excluding cash paid for contingent consideration and changes in operating assets and liabilities, less total cash paid for capital expenditures (excluding leasehold costs and acquisitions). Adjusted Free Cash Flow attributable to BKV is defined as Adjusted Free Cash Flow less Adjusted EBITDAX attributable to noncontrolling interest, plus net contributions from noncontrolling interest.

Adjusted Free Cash Flow is not a measure of net cash flow provided by or used in operating activities as determined by GAAP. Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is used by our management and other external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others to assess our ability to internally fund our capital program, service or incur additional debt and to pay dividends. We believe Adjusted Free Cash Flow is a useful liquidity measure because it allows us and others to compare cash flow provided by operating activities across periods and to assess our ability to internally fund our capital program (including acquisitions), to reduce leverage, fund acquisitions and pay dividends to our stockholders. We define Adjusted Free Cash Flow Margin as the ratio of Adjusted Free Cash Flow for any period to total revenues, excluding derivative gains and losses, for such period. We use this metric to assess our liquidity relative to our revenues. Adjusted Free Cash Flow Margin illustrates the efficiency with which the Company generates Adjusted Free Cash Flow. We define Adjusted Free Cash Flow Margin attributable to BKV as the ratio of Adjusted Free Cash Flow attributable to BKV for any period to total revenues attributable to BKV, excluding derivative gains and losses and the 45% proportionate share of Adjusted Free Cash Flow attributable to C Squared Solutions, Inc.’s noncontrolling interest in the CCUS JV. Adjusted Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) or net cash provided by (used in) operating activities determined in accordance with GAAP. Other companies, including other companies in our industry, may not use Adjusted Free Cash Flow or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents our reconciliation of Adjusted Free Cash Flow and Adjusted Free Cash Flow attributable to BKV to net cash provided by operating activities, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$74,535	$64,994	$173,318	$74,776
Cash paid for contingent consideration (1)	—	—	20,000	20,000
Change in operating assets and liabilities	(5,474)	(24,210)	3,591	44,186
Cash paid for capital expenditures (excl. leasehold costs, acquisitions)	(85,300)	(21,166)	(208,969)	(52,774)
Adjusted Free Cash Flow (2)	$(16,239)	$19,618	$(12,060)	$86,188
Add back (subtract):
Adjusted EBITDAX attributable to noncontrolling interest	(1,082)	—	(1,387)	—
Net contributions from noncontrolling interest	6,685	—	11,038	—
Adjusted Free Cash Flow attributable to BKV (2)	$(10,636)	$19,618	$(2,409)	$86,188
Total revenue, excluding derivative gains and losses	202,968	137,779	643,815	437,056
Adjusted Free Cash Flow Margin (2)	(8.0)%	14.2%	(1.9)%	19.7%
Total revenue attributable to BKV, excluding derivative gains and losses, and the 45% proportionate share of revenue from the noncontrolling interest in CCUS JV	$201,286	$137,779	$641,318	$437,056
Adjusted Free Cash Flow Margin attributable to BKV (2)	(5.3)%	14.2%	(0.4)%	19.7%
__________________________________________
(1) Cash paid for contingent consideration is included as a deduction to arrive at net cash provided by (used in) operating activities and therefore, is added back for the purpose of computing Adjusted Free Cash Flow.
(2) The early termination of derivative contracts increased Adjusted Free Cash Flow by $13.3 million for the nine months ended September 30, 2024. In addition, Adjusted Free Cash Flows decreased by $16.2 million for the nine months ended September 30, 2025 due to the net premium paid of $16.2 million from the purchase of a put option, and increased by $23.5 million for the nine months ended September 30, 2024 due to the net premium received of $23.5 million from the sale of a call option.
Power JV Adjusted EBITDA
We define Power JV Adjusted EBITDA as net income (loss) of the Power JV before (i) unrealized derivative gains/losses, (ii) depreciation and amortization, and (iii) interest expense.

The items listed above are excluded from the Power JV’s net income (loss) in arriving at Power JV Adjusted EBITDA because these amounts can vary substantially from company to company within the power industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Power JV Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Other companies, including other companies in the power industry, may not use Adjusted EBITDA or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Power JV Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our and the Power JV’s operating performance and results of operations from period to period and against our peers. We believe our investment in the Power JV is a strategic differentiator for BKV’s integrated energy solutions model. Investors in BKV may be interested in the results of the Power JV and the respective impact to BKV’s financial results. We believe Power JV Adjusted EBITDA is a useful performance measure because it allows us to effectively evaluate the Power JV’s operating performance and results of operations from period to period and against peers, without regard to financing methods, corporate form or capital structure.

The table below presents our reconciliation of Power JV Adjusted EBITDA to the Power JV’s net income (loss), the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ Thousands)	2025	2024	2025	2024
Net income	$42,100	$101,124	$41,106	$55,204
Add back (subtract):
Unrealized derivative gains	(26,793)	(108,858)	(21,925)	(72,053)
Depreciation and amortization	9,547	9,487	28,710	28,439
Interest expense	16,013	18,437	48,035	55,386
Power JV Adjusted EBITDA	$40,867	$20,190	$95,926	$66,976

50% Power JV Adjusted EBITDA (BKV’s proportionate share)	$20,433	$10,095	$47,963	$33,488